Travel.win

Travel.win is a travel loyalty platform provider designed to make it easy for financial institutions, loyalty providers, and consumer marketplaces to increase revenue and customer retention by offering a branded travel product.



Invest

$99.60 minimum investment

DEADLINE: June 30, 2023

in 2 months

UNIT PRICE

$4.15

TOTAL RAISED

$0

VALUATION

$16,846,311

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Travel.win is a travel loyalty platform provider designed to make it easy for financial institutions, loyalty providers, and consumer marketplaces to increase revenue and customer retention by offering a branded travel product.

Financial institutions want increased card spend, higher loyalty, and revenue growth. Travel.win aims to not only give them all three of these things, but it does so efficiently and with little risk and nominal cost. For this reason, Travel.win is gaining rapid traction among financials, including Bank of America (Launched 2/14/23), NCR (Launched 8/21), and potentially Crypto.com (2023).

Loyalty providers and consumer-facing marketplaces are looking for ways to add travel to their offerings. Travel.win's simple white-label- integration is designed to provide valuable, branded content with ease and simplicity. This is why Sezzle, Drop, Loyalty Key, and Max app currently use the platform for our services.

SUCCESS TO DATE

- Launched Sezzle, Drop, NCR, and Loyalty Key.
- Generated $1.2M in gross bookings primarily from Sezzle alone.
- Travel.win launched Bank of America in February 2023, and is planning to launch Crypto.com in May and Laybuy in June.
- Total addressable market may be over 100M consumers

PROBLEM



GoDo TRAVEL
My Bookings
Home / Las Vegas / Bally's Las Vegas
Bally's Las Vegas
$106.62 per night
Book
Mon, Apr 17th - Wed, Apr 19th
2 Adults
0 Children
Room/Rates
Best Available Room
$106.62
Refundable Rate
Book
See More Rates
Price Trend
Check-in Date
Price /nt
Cash back
Las Vegas
Paradise
Henderson
3645 Las Vegas Blvd South
Las Vegas, NV 89109
All Amenities
1:12
GoDo TRAVEL
For customers of:
BANK OF AMERICA
Up to 30% Cash Back for Bank of America Customers Only
Enter city or hotel name
Thu, Feb 23rd - Fri, Feb 24th
2 Adults
0 Children
Search Deals
How it Works
godo.travel.win

The ability to sell travel-related products and to develop technology that enables the sale of travel products is expensive, disparate, and can become obsolete and out of sync with the marketplace quickly.

Marketplaces have sold travel in the past but heavily relied on third-party brands such as Expedia, Priceline, and others that generated low commission levels and little flexibility to create a customized travel store. Retailers could not create a self-branded travel store for their customers or membership base and could not create a travel store efficiently and without large start-up and technology costs.

Now, retailers can tap into the lucrative travel industry while providing a valuable service to their customer base. This may lead to enhanced loyalty and increased spending from the consumers they have worked so hard to generate.

SOLUTION



Booking
When it comes to booking, user experience matters across all devices.
Across all markets, across all devices, smartphone users cite price as the most important factor in booking.[1] An easy search functionality and a simple booking process are also cited as important features.[2] Friction on a mobile site when completing a booking can lead to travelers trying another site.[3]
Percentage of smartphone users who consider researching hotels on their mobile devices to be easy[4]
39% GERMANY
42% U.K.
44% FRANCE
46% USA
47% AUSTRALIA
51% SOUTH KOREA
55% JAPAN
66% BRAZIL
77% INDIA
Sources 1-4 Google/Phocuswright Travel Study 2017; Base: Smartphone users: (U.S. N=673; U.K. N=635; AU N=617; IN N=707; FR N=480; DE N=553; BR N=640; JP N=462; KR N=688
11:32
travel.com
DSO
Fort Lauderdale, FL
August 13 - August 14, 2021
SEARCH FOR HOTELS
Recently Viewed Hotels
Featured Destinations
tw

Source: Think With Google

A Mobile Optimized Travel Store




1:12
GoDo TRAVEL
For customers of:
BANK OF AMERICA
Up to 30% Cash Back for Bank of America Customers Only
Enter city or hotel name
Thu, Feb 23r
Feb 24th
2 Adults
0 Children
Search Deals
How it Works
AA
godo.travel.win

Travel.win is designed to provide technology that allows B2B and B2C companies to promote travel in their brand name or their partner's name at potentially higher commission from traditional sources and may allow the partner to choose which medium, loyalty points, cash back, statement credits, rewards, to incentivize their customer.

Partners may determine how much cash back or points to provide to end users, and Travel.win handles as much or as little of the integration for its partners. This could give our partners more control of their offering and brand positioning compared to traditional Affiliate programs where they are just selling an OTA' (Online Travel Agent) and only earning a commission.

Travel.win is designed to fully customize our partner's travel store.

Mobile Optimized Integration – responsive site can be deployed in as little as 3 weeks for both Android and IOS. Minimal work is needed by our partners. They simply pass Travel.win a unique ID, and we do the rest. This option allows a fast Go-to-Market utilizing the years of consumer learnings while still supporting all the customizations our partners require.

Mobile Optimized Integration



2
Travel.win SSO
SSO
1
Minimal engineering work. on partner
6
Customer receives reward type, cash back, statement credit, points, crypto and more
Customer Credit
Fin Ops
$0.00
Hilton Fort Lauderdale Beach Resort
Travel.win Platform
Website html
Booking Data
Hotel Name
Price
Star Rating
Dates
Occupancies
3
Mobile optimized site generated
4
Realtime reporting
5
Monthly reconciliation

API Integration - APIs can be completed within 2-3 months, depending on partner resources. With the API integration option, our partners would integrate directly utilizing the required API. Benefits of using our API include:

- Partner has complete control over UI. Partners may build directly into an app or website.
- Easily customizable: Ability to set margins at customer segment or individual customer level, sorting, cascading rates
- Ability to manage payouts to end customer
- Other APIs available:
  – Itinerary Lookup
  – Itinerary Cancel
  – "Today's Best Deals"
  – Cancellation Webhook
  – Similar Hotels (Cross-Sell)



Travel Homepage
Search Results
Hotel Details
Confirmation Page
1
Hotel Search Request (City, Dates, Occupancies)
2
Hotel list with prices
3
Hotel Details (HotelID, Dates, Occupancies)
4
Hotel details with prices
5
Booking Request (HotelID, Dates, Occupancies)
6
Confirmation
Travel.win

BUSINESS MODEL

Travel.win generates revenue in 3 ways:

1. First is we take a % of the overall transaction amount either via service fees or a portion of the commissions paid by our suppliers.
2. Second, we plan to charge a one-time install fee that ranges from $15,000-$25,000 depending upon the type of integration.
3. Third, we plan to charge our partners a recurring monthly minimum fee for operating on the platform. Depending on the partner, Travel.win can include any combination of these charges based on the complexity of the program and estimated revenue spent.

> **Revenue in the Travel & Tourism market in the US is projected to reach $190B in 2023, and is expected to show an annual growth rate (CAGR 2023-2027) of 3.17%, resulting in a projected market volume of $216B by 2027.**
>
> ---
> *Statista*

MARKET

The estimated spend on travel products, according to the US Travel Association is over $1.1 trillion dollars annually. It is a fragmented marketplace with Online Travel Agencies (OTA), metasearch sites, brick-and-mortar travel agencies, and direct-to-consumers by suppliers and other intermediaries all looking to gain a slice of this marketplace.

It is estimated that $1 of every $4 spent on a JP Morgan credit card is related to the travel industry, and 79% of travelers using a smartphone completed a booking after doing research on their smartphone. It is at this intersection of travel, mobile technology, and credit card transactions that Travel.win plans to operate and allow our partners to capture market share in this environment and deliver exceptional value and pricing to their consumers.


1.25
1
0.75
0.5
0.25
0
2019
2020
2021
2022
2023
2024
2025
2026

U.S. TRAVEL FORECAST - SPENDING ($T)
U.S. Travel Association (adjusted for inflation)

PRESS

- **Newswires**
  Sezzle and Travel.win Partner to Bring Sezzle Travel to Millions of Consumers
  Travel.win Partners with Loyalty Key to Drive International Expansion
- **Yahoo! Finance**
  Collinson Valuedynamx Announces Travel Offerings Through New travel.win Partnership
- **YouTube**
  Commerce Code Ep 124: The 2022 Travel Roller Coaster - Talking Consumers and Offers
- **Podcast: Digital Commercial Alliance**
  Episode 80: Catching the Travel Wave with Collinson Valuedynamx & Travel.win

TEAM



Ted Mooney
Founder and CEO

A 35+ year travel industry veteran with an extensive background in car rental, activities, and tour packaging. Ted is the former President of the Delta Vacations Brand of the Certified Vacations Group, which was a leader in the package travel industry. In this capacity, Mooney was responsible for all corporate aspects including sales and marketing, strategic planning, travel industry relations, product development, partnership, and brand positioning. With annual sales of over $500M, it was by far the largest revenue generator of the company.

Ted has been involved with several start-ups with successful exits. He was the President of 2GoMedia which was sold to Affinity Solutions in 2014. He then went on to the leading cash back app in the US, DOSH Holdings to launch a travel product that was bought by Cardlytics (CDLX) in 2021. He started Travel.win in late 2020 when he realized a niche opportunity in the Fintech space and travel.



Bob O'Connor
Chief Revenue Officer

A 30-year travel industry veteran with a diverse background in e-commerce focusing on distribution technologies, business development, multi-brand marketing, and customer loyalty programs. Bob has taken on many diverse roles with ever-increasing responsibilities at companies such as Alamo Rent-A-Car, National Car Rental, AutoNation/Republic Industries, Blue Dot Services and Enterprise Holdings. A graduate of Miami University in Oxford, Ohio, Bob currently resides in Chicago, Illinois with his wife and family.



Joy Jamon
Co-Founder and VP Operations

Joy Jamon has accumulated over 25 years of experience in Operations, Technical Service Management, and Client Support with some of the largest high-tech companies in the industry including Perot Systems, EDS, Charles Schwab, and McKesson. She ran operations for a number of companies and oversaw all new product roll-outs as well as client integrations for all Data and Voice solutions. Joy Co-Founded Renovatix Solutions, the original Cloud Services Broker, and ran the operations before being acquired by the largest Platform as a Service company in the industry. Most recently, Joy ran Customer Delivery & Support of DOSH, Holdings for a new generation of travel solutions that gave cash back to consumers for travel purchases and merchant offers inside the branding of some of the largest financial institutions in the world. Currently at Travel.win running Travel.win's Customer Delivery & Support and Partner implementation.



Roland Hollis
Co-Founder and CTO

Roland is a 20 year veteran of the travel industry, leading product teams at large companies like Expedia, Hotels.com, and Sabre, as well as helping several travel focused startups get off the ground. Roland helped build DOSH travel 2.0.



Geri Berkowitz
CFO

Geraldine Berkowitz is the CFO at Travel.win and handles all the accounting and administrative functions for the company since its inception. In addition, she holds various levels of accounting positions for the Egan family enterprises from Controller for Dancing Bear Investments to VP of Finance for Energy Exploration Technologies, Inc for the past 20 years. Prior to Dancing Bear, Geraldine was Controller for theglobe.com for and worked in management positions in both the rental and accounting areas of Enterprise Rent-A-Car for thirteen years.

USE OF PROCEEDS

If the offering's maximum amount of $1,199,350 is raised:

Use	Value	% of Proceeds
Compensation for managers	$400,000	33.4%
Consultants	$200,000	16.7%
Enhanced Hosting	$165,000	13.8%
Other General and Administrative	$190,000	15.8%
Bonuses	$122,430	10.2%
Legal	$63,152	5.3%
Intermediary fees	$58,768	4.9%

TERMS

This is an offering of Class A Membership Units, under registration exemption 4(a)(6), in Travel.win, LLC. This offering must raise at least $10,000 by June 30, 2023 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Travel.win may issue additional securities to raise up to $1,199,350, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

4,348,352 units
× $4.15 per unit

$18,045,661 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Apr 18, 2023 • Primary offering of 289,000 units at $4.15

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